Exhibit 15.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Defined terms included below shall have the same meaning as terms defined and included elsewhere in the Report and, if not defined in the Report, in the Proxy Statement/Prospectus.

Introduction

The following unaudited pro forma condensed combined financial statements presents the combination of the financial information of Bridgetown 2 and PropertyGuru, adjusted to give effect to the following transactions:

•	the acquisition of the Panama Group by PropertyGuru on August 3, 2021;

•	the Business Combination, and the other transactions contemplated by the Business Combination Agreement between Bridgetown 2 and Amalgamation Sub and PropertyGuru; and

•	the PIPE Subscription Agreements entered by PubCo, Bridgetown 2 and the PIPE Investors which includes REA.

The following unaudited pro forma condensed combined statement of financial position as of June 30, 2021 gives pro forma effect to the acquisition of the Panama Group, the Business Combination and the PIPE financing (including REA’s existing call option to acquire additional shares in PropertyGuru) as if they had been consummated as of that date. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 and the year ended December 31, 2020 present pro forma effect to the acquisition of the Panama Group, the Business Combination and the PIPE financing (including REA’s existing call option to acquire additional shares in PropertyGuru) as if they had been completed on January 1, 2020.

The unaudited pro forma condensed combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition of the Panama Group, the Business Combination and the PIPE financing (including REA’s existing call option to acquire additional shares in PropertyGuru) occurred on the dates indicated. The unaudited pro forma condensed combined financial statements also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma condensed financial statements are presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved as a result of the acquisition of the Panama Group.

This information is based on and should be read in conjunction with (i) PropertyGuru’s and the Panama Group’s respective unaudited interim condensed consolidated financial statements as of and for the six months ended June 30, 2021 and the audited consolidated financial statements for the year ended December 31, 2020, (ii) the unaudited financial statements of Bridgetown 2 as of and for the six months ended June 30, 2021 and the audited financial statements of Bridgetown 2 for the period from June 24, 2020 (inception) to December 31, 2020 and related notes, the sections titled “Bridgetown 2’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “PropertyGuru’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in the Proxy Statement/Prospectus.

The unaudited pro forma condensed combined financial statements have been prepared based on the actual redemption of 17,733,926 shares of Bridgetown 2 Class A Ordinary Shares at approximately $10.00 per share on the Closing Date of the Business Combination.

Acquisition of the Panama Group

On August 3, 2021, PropertyGuru consummated the acquisition of the Panama Group. See the section entitled “PropertyGuru’s Business—Our Growth Strategy—Acquisition of the Panama Group” in the Proxy Statement/Prospectus for additional discussion of the acquisition of the Panama Group.

Description of the Business Combination

On July 23, 2021, Bridgetown 2 entered into the Business Combination Agreement with PropertyGuru, PubCo and Amalgamation Sub. Pursuant to the Business Combination Agreement, (i) Bridgetown 2 will merge with and into PubCo, with PubCo being the surviving entity and (ii) following the Merger, Amalgamation Sub and PropertyGuru will amalgamate and continue as one company, with PropertyGuru being the surviving entity and becoming a wholly-owned subsidiary of PubCo. The Business Combination was consummated on March 17, 2022.

PIPE Financing

Concurrently with the execution of the Business Combination Agreement, PubCo and Bridgetown 2 entered into the PIPE Subscription Agreements with the PIPE Investors. Pursuant to the PIPE Subscription Agreements, the PIPE Investors have committed to subscribe for and purchase, and PubCo agreed to issue and sell to the PIPE Investors, an aggregate of 13,193,068 PubCo Ordinary Shares at a purchase price of $10.00 per share, for aggregate gross proceeds of S$180.1 million ($131,930,680), which includes REA’s $20.0 million subscription in the PIPE Investment and an additional $31.9 million equity investment in PubCo by REA relating to REA’s existing call option to acquire additional shares in PropertyGuru.

Ownership

Pursuant to Bridgetown 2’s existing charter, Bridgetown 2’s public shareholders were offered the opportunity to redeem, upon closing of the Business Combination, Bridgetown 2 Class A Ordinary Shares held by them for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account. The unaudited pro forma condensed combined financial statements reflect the actual redemption of 17,733,926 shares of Bridgetown 2 Class A Ordinary Shares at approximately $10.00 per share.

The following summarizes the number of PubCo ordinary shares outstanding at Closing Date:

	Shares	%
Public Shareholders	12,166,074	7.6%
Existing PropertyGuru Shareholders	128,376,418	79.6%
PIPE Shares(1)	13,193,068	8.2%
Sponsor	7,475,000	4.6%

Total PubCo Shares Outstanding at Closing	161,210,560	100.0%

(1)	Includes REA Group’s exercise of an option to make an additional equity investment of $31.9 million.

The following unaudited pro forma condensed combined statement of financial position as of June 30, 2021 and the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 and the year ended December 31, 2020 are based on (i) the unaudited interim condensed consolidated financial statements of PropertyGuru as of and for the six months ended June 30, 2021 and the audited consolidated financial statements of PropertyGuru for the year ended December 31, 2020, (ii) the unaudited interim condensed consolidated financial statements of Panama Group as of and for the six months ended June 30, 2021 and the audited consolidated financial statements of Panama Group for the year ended December 31, 2020 and (iii) the unaudited financial statements of Bridgetown 2 as of and for the six months ended June 30, 2021 and the audited financial statements of Bridgetown 2 for the period from June 24, 2020 (inception) to December 31, 2020. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION

AS OF JUNE 30, 2021

(in S$ in thousands)

	PropertyGuru (IFRS, Historical)	Panama Group (IFRS, Historical as converted) (Note 2)	Transaction accounting adjustments (Property Guru)	Note	Pro forma combined PropertyGuru and Panama Group	Bridgetown 2 (US GAAP, Historical as converted) (Note 2)	Transactions Accounting Adjustments	Note	Pro forma combined
Assets
Current assets
Cash and cash equivalents	77,832	5,016	998	A2	79,247	1,931	175,249	B1	364,354
			(4,599)	A4			(11,721)	B4
							(31,720)	B2
							(8,251)	B5
							402,126	B6
							(242,104)	B7
							(403)	B10
Trade and other receivables	12,785	11,383	(5,032)	A2	19,136	439	(601)	B2	18,974
Total current assets	90,617	16,399	(8,633)		98,383	2,370	282,575		383,328
Non-current assets:
Trade and other receivables	1,368				1,368	—			1,368
Intangible assets	20,322	12,009	3,689	A3	36,020	—			36,020
Goodwill	125,440	1,195	228,654	A3	355,289				355,289
Plant and equipment	2,221	1,122			3,343	—			3,343
Right-of-use assets	16,524	1,044			17,568	—			17,568
Investments held in Trust Account						402,126	(402,126)	B6	—
Total non-current assets	165,875	15,370	232,343		413,588	402,126	(402,126)		413,588
Total assets	256,492	31,769	223,710		511,971	404,496	(119,551)		796,916

Liabilities
Current liabilities:
Trade and other payables	19,930	23,499	(18,006)	A2	25,423	2,952	(2,537)	B2	25,838
Lease liabilities	3,621	490			4,111	—			4,111
Borrowings	176				176				176
Deferred revenue	34,161	4,365			38,526	—			38,526
Preference shares	208,512	—	(208,512)	A1	—	—			—
Promissory note - related party	—	—			—	403	(403)	B10	—
Provision for reinstatement costs	33	—			33	—			33
Current income tax liabilities	4,859	—			4,859	—			4,859
Derivative financial liabilities	125,086	—	(125,086)	A1	—	—			—
Total current liabilities	396,378	28,354	(351,604)		73,128	3,355	(2,940)		73,543

	PropertyGuru (IFRS, Historical)	Panama Group (IFRS, Historical as converted) (Note 2)	Transaction accounting adjustments (Property Guru)	Note	Pro forma combined PropertyGuru and Panama Group	Bridgetown 2 (US GAAP, Historical as converted) (Note 2)	Transactions Accounting Adjustments	Note	Pro forma combined
Non-current liabilities:
Trade and other payables	219	—			219	—			219
Lease liabilities	13,979	614			14,593	—			14,593
Borrowings	16,110				16,110				16,110
Deferred income tax liabilities	1,539	292			1,831	—			1,831
Warrant liability					—	23,530			23,530
Deferred underwriting fee payable					—	11,721	(11,721)	B4	—
Provision for reinstatement costs	441	180			621	—			621
Ordinary shares subject to possible redemptions					—	402,116	(402,116)	B8	—
Total non-current liabilities	32,288	1,086	—		33,374	437,367	(413,837)		56,904
Total liabilities	428,666	29,440	(351,604)		106,502	440,722	(416,777)		130,447
Shareholders’ equity
Share capital	39,008	345	392,937	A1	680,589	—	175,249	B1	1,074,056
			13,972	A2			(4,524)	B2
			234,327	A3			107,207	B3
							(3,343)	B5
							(242,104)	B7
							402,116	B8
							(41,134)	B9
Preference shares	59,339	—	(59,339)	A1	—	—			—
Share reserve	11,808	—			11,808	—			11,808
Capital reserve	785	—			785	—			785
Warrants	5,742	—			5,742	—			5,742
Translation reserve	(654)	73	(73)	A3	(654)	—			(654)
Accumulated losses/ Retained earnings	(288,202)	1,911	(1,911)	A3	(292,801)	(36,226)	(25,260)	B2	(425,268)
			(4,599)	A4			(107,207)	B3
							(4,908)	B5
							41,134	B9
Total shareholders’ equity	(172,174)	2,329	575,314		405,469	(36,226)	297,226		666,649

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2021

(in S$ in thousands, except share and per share data)

	PropertyGuru (IFRS, Historical)	Panama Group (IFRS, Historical As converted) (Note 2)	Transaction accounting adjustments (PropertyGuru)	Note	Pro forma combined PropertyGuru and Panama Group	Bridgetown 2 (US GAAP, Historical as converted) (Note 2)	Transactions Accounting Adjustments	Note	Pro forma combined
Revenue	42,890	9,209			52,099	—			52,099
Other income	1,079	3,068			4,147	10	(10)	C4	4,147
Other gains/(losses) - net	(124,512)	(945)	124,146	C2	(1,311)	(14,688)			(15,999)
Expenses
Venue costs	(1,427)	(478)			(1,905)	—			(1,905)
Sales and marketing cost	(13,701)	(1,770)			(15,471)	—			(15,471)
Sales commission	(3,696)	(1,050)			(4,746)	—			(4,746)
Impairment loss on financial assets	(291)	—			(291)	—			(291)
Depreciation and amortization	(5,012)	(4,402)	(461)	C3	(9,875)	—			(9,875)
Impairment of intangible assets	(8)	—			(8)	—			(8)
IT and internet expenses	(3,448)	(1,474)			(4,922)	—			(4,922)
Legal and professional	(1,592)	(174)	972	C6	(794)	—			(794)
Employee compensation	(26,116)	(6,435)			(32,551)	—			(32,551)
Directors’ remuneration	(289)	—			(289)	—			(289)
Staff cost	(368)	—			(368)	—			(368)
Office rental	(29)	—			(29)	—			(29)
Finance cost	(10,188)	(38)			(10,226)	—			(10,226)
Cost of proposed listing	(2,252)	—			(2,252)	—	2,252	C5	—
Other expenses	(1,269)	863			(406)	(2,357)			(2,763)
Total expenses	(69,686)	(14,958)	511		(84,133)	(2,357)	2,252		(84,238)
Loss before income tax	(150,229)	(3,626)	124,657		(29,198)	(17,035)	2,242		(43,991)
Tax expenses	(339)	(46)			(385)				(385)
Net loss	(150,568)	(3,672)	124,657		(29,583)	(17,035)	2,242		(44,376)
Pro forma weighted average common of shares outstanding - basic and diluted									161,210,560
Pro forma net loss per share - basic and diluted (S$ per share)									(0.28)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

(in S$ in thousands, except share and per share data)

	PropertyGuru (IFRS, Historical)	Panama Group (IFRS, Historical As converted) (Note 2)	Transaction accounting adjustments (PropertyGuru)	Note	Pro forma combined PropertyGuru and Panama Group	Bridgetown 2 (US GAAP, Historical as converted) (Note 2)	Transactions Accounting Adjustments	Note	Pro forma combined
Revenue	82,095	18,507			100,602	—			100,602
Other income	2,801	24			2,825	—			2,825
Other gains/(losses) - net	14,680	(3,400)	(15,051)	C2	(3,771)	—			(3,771)
Expenses
Venue costs	(3,769)	(1,076)			(4,845)	—			(4,845)
Sales and marketing cost	(17,325)	(3,225)			(20,550)	—			(20,550)
Sales commission	(4,927)	(1,737)			(6,664)	—			(6,664)
Impairment loss on financial assets	(2,271)	—			(2,271)	—			(2,271)
Depreciation and amortization	(9,554)	(6,590)	(461)	C3	(16,605)	—			(16,605)
Impairment of intangible assets	(806)	—			(806)	—			(806)
IT and internet expenses	(5,678)	(1,753)			(7,431)	—			(7,431)
Legal and professional	(1,446)	(314)	(5,571)	C1	(7,331)	—			(7,331)
Employee compensation	(47,115)	(11,822)			(58,937)	—			(58,937)
Directors’ remuneration	(590)	—			(590)	—			(590)
Staff cost	(816)	(320)			(1,136)	—			(1,136)
Office rental	(74)	—			(74)	—			(74)
Finance cost	(16,446)	(111)			(16,557)	—			(16,557)
Cost of proposed listing	—	—			—	—	(27,512)	B2	(134,719)
							(107,207)	B3
Other expenses	(2,608)	(283)			(2,891)	(14)			(2,905)
Total expenses	(113,425)	(27,231)	(6,032)		(146,688)	(14)	(134,719)		(281,421)
Loss before income tax	(13,849)	(12,100)	(21,083)		(47,032)	(14)	(134,719)		(181,765)
Tax expenses	(559)	(192)			(751)				(751)
Net loss	(14,408)	(12,292)	(21,083)		(47,783)	(14)	(134,719)		(182,516)
Pro forma weighted average common of shares outstanding - basic and diluted									161,210,560
Pro forma net loss per share - basic and diluted (S$ per share)									(1.13)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Basis of Preparation

The unaudited pro forma condensed combined statement of financial position as of June 30, 2021 assumes that the Business Combination and the acquisition of the Panama Group occurred on June 30, 2021. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 present pro forma effect to the acquisition of the Panama Group, Business Combination and PIPE financing (including REA’s existing call option to acquire additional shares in PropertyGuru) as if it had been completed on January 1, 2020, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information has been prepared using, and should be read in conjunction with, the historical financial statements (including the related notes) of PropertyGuru, Panama Group and Bridgetown 2. The historical financial information of PropertyGuru and Panama Group was derived from the unaudited interim condensed consolidated financial statements of PropertyGuru and Panama Group as of and for the six months ended June 30, 2021 and the audited consolidated financial statements of PropertyGuru and Panama Group for the year ended December 31, 2020, each of which are included elsewhere in this prospectus. The historical financial information of Bridgetown 2 was derived from the unaudited financial statements of Bridgetown 2 as of and for the six months ended June 30, 2021 and the audited financial statements of Bridgetown 2 for the period from June 24, 2020 (inception) to December 31, 2020, each of which are included elsewhere in this prospectus.

Anticipated Accounting Treatment

The acquisition of the Panama Group is being accounted for as a business combination in accordance with IFRS 3 and PropertyGuru has been determined to be the legal and accounting acquirer. Accordingly, PropertyGuru applied the acquisition method of accounting for the acquisition of the Panama Group.

The Business Combination will be accounted for as a capital reorganization. Under this method of accounting, PubCo will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of PropertyGuru issuing shares at the Closing for the net assets of Bridgetown 2 as of the Closing Date, accompanied by a recapitalization. The net assets of Bridgetown 2 will be stated at historical cost, with no goodwill or other intangible assets recorded.

PropertyGuru has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	PropertyGuru’s shareholders will have the largest voting interest in PubCo;

•	PropertyGuru has the ability to nominate the majority of the members of the board of directors;

•	PropertyGuru’s senior management is the senior management of the post-combination company; and

•	PropertyGuru is the larger entity, in terms of substantive operations and employee base.

The Business Combination, which is not within the scope of IFRS 3 since Bridgetown 2 does not meet the definition of a business in accordance with IFRS 3, is accounted for within the scope of IFRS 2. Any excess of fair value of PubCo shares issued over the fair value of Bridgetown 2’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of PropertyGuru, Panama Group and Bridgetown 2.

2.	IFRS Policy and Presentation Alignment

The historical financial statements of PropertyGuru have been prepared in accordance with IFRS as issued by the IASB and in its presentation and reporting currency of Singapore dollars (S$). The historical financial statements of the Panama Group have been prepared in accordance with IFRS as issued by the IASB and in its presentation and reporting currency of Malaysian Ringgit (MYR). IFRS differs from U.S. GAAP in certain material respects and thus may not be comparable to financial information presented by U.S. companies. The historical financial statements of Bridgetown 2 have been prepared in accordance with U.S. GAAP in its presentation and reporting currency of United States dollars ($). The financial statements of the Panama Group and Bridgetown 2 have been translated into Singapore dollars for the purposes of presentation in the unaudited pro forma condensed combined financial statements (“As Converted”) using the following exchange rates:

•	at the period end exchange rate as of June 30, 2021 of MYR1.00 to S$0.3239 for the statement of financial position;

•	the average exchange rate for the period from January 1, 2021 through June 30, 2021 of MYR1.00 to S$0.3248 for the statement of operations for the six months ended June 30, 2021;

•	the average exchange rate for the 12 months ended December 31, 2020 of MYR1.00 to S$0.3281 for the statement of operations for the year ended on December 31, 2020;

•	at the period end exchange rate as of June 30, 2021 of $1.00 to S$1.3449 for the statement of financial position;

•	the average exchange rate for the period from January 1, 2021 through June 30, 2021 of $1.00 to S$1.3333 for the statement of operations for the six months ended June 30, 2021; and

•	the average exchange rate for the period from June 24, 2020 (inception) through December 31, 2020 of $1.00 to S$1.3812 for the statement of operations for the year ended December 31, 2020.

Certain reclassifications were required to align the Panama Group’s accounting policies to those applied by PropertyGuru. The adjustment required to convert Bridgetown 2’s historical financial information from U.S. GAAP to IFRS or to align Bridgetown 2’s accounting policies to those applied by PropertyGuru was the reclassification of Bridgetown 2’s Class A ordinary shares and founder shares subject to redemption from mezzanine equity to non-current financial liabilities. IFRS differs from U.S. GAAP in certain material respects and thus may not be comparable to financial information presented by U.S. companies.

3.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Statements

The following unaudited pro forma condensed combined financial statements has been prepared in accordance with Article 11 of Regulation S-X.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Financial Position

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statement of financial position as of June 30, 2021 are as follows:

(A1) Represents the conversion of PropertyGuru preference shares into PropertyGuru ordinary shares upon the completion of the acquisition of the Panama Group pursuant to the terms of the share purchase agreement, dated May 30, 2021, between and among REA Group, iProperty and PropertyGuru.

(A2) Represents the debt capitalization and cash settlement of the related party balances of the Panama Group prior to acquisition by PropertyGuru.

(A3) Represents the IFRS 3 acquisition accounting adjustments resulting from the acquisition of the business operations of the Panama Group.

On August 3, 2021, PropertyGuru completed its acquisition of the business operations and all the net identifiable assets of the Panama Group in exchange for issuance of PropertyGuru’s shares which amounted to S$248.6 million.

The transaction will be accounted for as a business combination by PropertyGuru.

	(in S$ in thousands)
Purchase consideration		248,644
Less: Cash received from settlement of related party balances		(998)
Net purchase consideration		247,646
Net identifiable assets and liabilities assumed
Panama Group shareholders’ equity as at June 30, 2021	2,329
Excluded assets and liabilities
Related party receivables	(5,032)
Related party payables	18,006
Historical goodwill	(1,195)
Adjustments to fair value of assets and liabilities acquired
Acquired intangible assets	3,689	17,797

Goodwill		229,849

Given that the Panama Group acquisition was recently consummated, PropertyGuru is in the process of performing a purchase price allocation which it is expected to complete in the first quarter of 2022. The assets and the liabilities acquired are to be recorded at their estimated fair market values, which are based on preliminary management estimates and are subject to final valuation adjustments. The excess of purchase price over net identifiable assets acquired will be allocated to goodwill. Based on currently available information, management estimates that approximately 1.5% of the purchase price will be allocated to identifiable intangible assets with finite useful lives. The weighted average useful life for definite-lived intangible assets is currently estimated to be approximately 8 years.

(A4) Represents preliminary estimated acquisition-related costs expected to be incurred by PropertyGuru of approximately S$5.6 million, for advisory, banking, legal, accounting and stamp duty fees incurred as part of the acquisition of the Panama Group.

As of June 30, 2021, S$1.0 million have been recorded as expenses and accrued in trade and other payables. The remaining transaction costs of S$4.6 million have been accrued as of the pro forma statement of financial position date and is included as an expense through accumulated loss as of June 30, 2021.

(B1) Represents the net proceeds of S$175.2 million from the issuance and sale of 13,193,068 shares of PubCo at S$13.65 per share in the PIPE financing (including REA’s existing call option to acquire additional shares in PropertyGuru) pursuant to the terms of the PIPE Subscription Agreements, including transaction costs for placement fees of PIPE financing which approximate S$4.9 million.

(B2) Represents preliminary estimated transaction costs expected to be incurred by PropertyGuru and PubCo of approximately S$32.0 million, for advisory, legal, research and accounting fees incurred as part of the Business Combination as of June 30, 2021 and December 31, 2020.

As of June 30, 2021, S$2.3 million have been recorded as expenses, which includes S$2.5 million fees accrued in trade and other payables, S$0.6 million fees deferred in trade and other receivables and S$0.4 million fees paid in cash. The remaining transaction costs of S$29.7 million have been accrued as of the pro forma statement of financial position date, S$4.5 million represents equity issuance costs capitalized in share capital. The remaining amount of S$25.2 million is included as an expense through accumulated loss as of June 30, 2021.

As of December 31, 2020, S$4.5 million represent equity issuance costs capitalized in share capital. The remaining amount of S$27.5 million is included as an expense through the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020.

(B3) IFRS 2 Charge is calculated as the excess of (i) the estimated fair value of PropertyGuru equity issued over (ii) the fair value of Bridgetown 2’s net assets acquired in connection with the Business Combination. The estimated fair value of PropertyGuru’s equity issued was based on the market values of Bridgetown 2’s Class A ordinary shares and founder shares outstanding at the date of the Business Combination. The IFRS 2 Charge, which is non-recurring in nature and represents a share-based payment made in exchange for a listing service, is estimated to be S$107.2 million for the year ended December 31, 2020. The actual charge is dependent upon the fair value of Bridgetown 2 Class A ordinary shares and founder shares outstanding at the date of the Business Combination.

		As of June 30, 2021
		(in S$ in thousands)
Estimated fair value of PubCo equity consideration issued (pro forma)
Fair value of Bridgetown 2 Class A ordinary shares outstanding	(a), (b)	137,971
Fair value of Bridgetown 2 founder shares outstanding	(a), (b)	84,771

		222,742
Estimated fair value of Bridgetown 2 net assets/liabilities acquired (pro forma)
Net assets as of June 30, 2021		365,890
Accrued transaction costs		(8,251)
Settlement for redemptions of PubCo common stock		(242,104)

		115,535
Excess of PubCo consideration issued over fair value of Bridgetown 2 net assets acquired (IFRS 2 Charge)		107,207

(a)

As of June 30, 2021, estimated fair value determined based on (i) 12,166,074 Class A ordinary shares and 7,475,000 founder shares outstanding, (ii) a quoted market price of $8.33/share as of March 17, 2022 and (iii) a foreign exchange rate of $0.73/S$ as of March 17, 2022.

(b)	A one percent change in the market price per share (in each case, of Bridgetown 2) would result in a change of S$2.2 million in the estimated IFRS 2 Charge.

The actual amount of the IFRS 2 charge, which may differ materially from the amount estimated above, will be calculated as of (and recognized as a charge to the income statement upon) consummation of the Business Combination.

(B4) Represents the settlement of deferred underwriting fees from the Trust Account.

(B5) Represents preliminary estimated transaction costs expected to be incurred by Bridgetown 2 of approximately S$10.1 million, for advisory, legal, research, accounting fees and out-of-pocket expenses incurred as part of the Business Combination.

As of June 30, 2021, S$1.8 million have been recorded as expenses, which includes S$1.7 million fees accrued in trade and other payables and S$0.1 million fees paid in cash. The remaining transaction costs of S$8.3 million have been accrued as of the pro forma statement of financial position date, S$3.4 million represents equity issuance costs capitalized in share capital. The remaining amount of S$4.9 million is included as an expense through accumulated loss as of June 30, 2021.

(B6) Reflects the liquidation and reclassification of S$402.1 million of investments held in the Trust Account to cash and cash equivalents that becomes available following the Business Combination.

(B7) Represents the pro forma adjustment for the 17,733,926 shares of PubCo common stock that are redeemed at an estimated per share redemption price of S$13.65. S$242.1 million in cash will be paid to redeeming shareholders with the offset to share capital.

(B8) Represents the reclassification of the redeemable ordinary shares to equity.

(B9) Represents the elimination of historical accumulated losses of Bridgetown 2.

(B10) Represents the redemption of promissory note of Bridgetown 2.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 are as follows:

(C1) Represents preliminary estimated acquisition-related costs expected to be incurred by PropertyGuru of approximately S$5.6 million for advisory, banking, legal, accounting and stamp duty fees incurred as part of the acquisition of the Panama Group. These costs are a nonrecurring item.

(C2) Represents the elimination of historical fair value loss and gain recognized on preference shares for the six months ended June 30, 2021 and for the year ended December 31, 2020. These costs have ceased to occur since the conversion of the preference shares into ordinary shares upon completion of the acquisition of the Panama Group that occurred on August 3, 2021.

(C3) Represents the amortization charge due to fair value adjustments of the Panama Group’s intangible assets over an approximate 8 years useful life.

(C4) Represents the elimination of interest income generated from the Trust Account for the six months ended June 30, 2021.

(C5) Represents the elimination of transaction costs incurred by PropertyGuru of S$2.3 million, for advisory, legal, research and accounting fees incurred as part of the Business Combination for the six months ended June 30, 2021. Refer to Note B2 for the related pro forma adjustment to reflect transaction costs, including those eliminated by this adjustment, in the consolidated statement of operations for the year ended December 31, 2020.

(C6) Represents the elimination of acquisition-related costs incurred by PropertyGuru of S$1.0 million, for advisory, banking, legal, accounting and stamp duty fees incurred as part of the acquisition of the Panama Group for the six months ended June 30, 2021. Refer to Note C1 for the related pro forma adjustment to reflect acquisition-related costs, including those eliminated by this adjustment, in the consolidated statement of operations for the year ended December 31, 2020.

4.	Net loss per share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the acquisition of the Panama Group, the Business Combination and related transactions, assuming the shares were outstanding since January 1, 2020. As the acquisition of the Panama Group, the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issued in connection with the acquisition of the Panama Group and the Business Combination have been outstanding for the entire period presented.

The unaudited pro forma condensed combined financial statements has been prepared based on the actual redemption of Bridgetown 2’s public shares as of the Closing Date:

For the Six Months Ended June 30, 2021
(in S$ in thousands, except share and per share data)
Pro forma net loss	(44,376)
Weighted average shares outstanding—basic and diluted	161,210,560
Net loss per share—basic and diluted (S$ per share)	(0.28)
Weighted average shares outstanding—basic and diluted:
PropertyGuru shareholders	128,376,418
Bridgetown 2 public shareholders	12,166,074
Sponsor	7,475,000
PIPE Investors	13,193,068

Total	161,210,560

For the Year Ended December 31, 2020
(in S$ in thousands, except share and per share data)
Pro forma net loss	(182,516)
Weighted average shares outstanding—basic and diluted	161,210,560
Net loss per share—basic and diluted (S$ per share)	(1.13)
Weighted average shares outstanding—basic and diluted:
PropertyGuru shareholders	128,376,418
Bridgetown 2 public shareholders	12,166,074
Sponsor	7,475,000
PIPE Investors	13,193,068

Total	161,210,560